Exhibit 10.11

FIRST MODIFICATION AGREEMENT

THIS FIRST MODIFICATION AGREEMENT (the “Agreement”) is made and entered into this  28th day of July, 2006, by and between First Keystone Bank (the “Bank”), chartered under the Laws of the United States of America, having its principal office at 22 West State Street, Media, Pennsylvania, 19063, Spitz, Inc., a Delaware corporation (the “Borrower”), with an address of P.O. Box 198, Route 1, Chadds Ford, Pennsylvania, 19317, and Evans & Sutherland Computer Corporation, a Utah corporation (the “Guarantor”).

Background

A.                                    Bank extended to Borrower a line of credit facility on April 28, 2006, (the “Loan”) in the maximum principal sum of Three Million Dollars ($3,000,000.00) evidenced by that certain Line of Credit Note (the “Note”) made by Borrower and delivered to Bank on April 28, 2006. The Loan is to be advanced pursuant to the terms of a Line of Credit Agreement between Bank, Borrower and Guarantor dated June 12, 1997 (the “Line of Credit Agreement”).

B.                                    The Line of Credit Agreement sets forth certain financial covenants of the Borrower, including without limitation a covenant to maintain at all times during the term of the Loan a minimum Tangible Net Worth (as defined in the Line of Credit Agreement) of One Million Seven Hundred Thousand Dollars ($1,700,000.00), and a covenant to deliver to Bank within thirty (30) days of each calendar quarter end, management prepared quarterly financial statements for the immediately preceding quarter.

C.                                    Borrower has requested that: (i) the computation of Tangible Net Worth exclude any and all loans from the Guarantor to the Borrower; (ii) Borrower shall have sixty (60) days from the end of each calendar quarter to deliver management prepared quarterly financial statements for the immediately preceding quarter; and (iii) the first measurement of Tangible Net Worth will be as of the calendar quarter ending September 30, 2006.

D.                                    As of the date hereof the outstanding principal balance of the Line of Credit is Five Hundred Ninety Nine Thousand Nine Hundred Eighty Dollars and Six Cents ($599,980.06).

E.                                      Bank has no obligation to modify the terms of the Loan. Bank is willing to grant Borrower’s aforementioned requests on the terms and conditions set forth in this Agreement, including without limitation the reduction of the Maximum Credit Limit (as defined in the Line of Credit Agreement) to the lesser of (i) One Million One Hundred Thousand Dollars ($1,100,000.00), or (ii) the sum of (a) eighty (80%) percent of the Borrower’s Qualified Accounts Receivable and (b) fifty (50%) percent of Borrower’s Qualified Inventory (as the terms Qualified Accounts Receivable and Qualified Inventory are defined in the Line of Credit Agreement).

JONES, STROHM & GUTHRIE	10 Beatty Road
A Professional Corporation	Media, Pennsylvania 19063
Attorneys At Law	Telephone (610) 565-7100
Fax (610) 565-7180

Agreement

NOW THEREFORE, in consideration of the sum of One ($1.00) Dollar and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

1.                                      The Background recitals are incorporated herein by reference.

2.                                      Contemporaneous with the execution of this Agreement, Borrower shall pay to Bank on account of the outstanding principal balance of the Loan an amount sufficient to reduce the outstanding principal balance of the Loan to an amount not in excess of the Maximum Credit Limit as reduced pursuant to the terms of this Agreement.

3.                                      For purposes of determining Borrower’s compliance the Tangible Net Worth covenant set in Section 4.1.20 of the Line of Credit Agreement, any and all loans from the Guarantor to the Borrower shall be excluded from the computation of Borrower’s Tangible Net Worth.

4.                                      Section 4.1.6.1 of the Line of Credit Agreement is amended to increase the period of time within which Borrower must deliver management prepared quarterly financial statements for the immediately preceding quarter from thirty (30) days to sixty (60) days.

5.                                      The first measurement of Borrower’s Tangible Net Worth for purposes of determining Borrower’s compliance the Tangible Net Worth covenant set in Section 4.1.20 of the Line of Credit Agreement will be as of the calendar quarter ending September 30, 2006.

6.                                      Effective the date of this Agreement, the Maximum Credit Limit shall equal the lesser of (i) One Million One Hundred Thousand Dollars ($1,100,000.00), or (ii) the sum of (a) eighty (80%) percent of the Borrower’s Qualified Accounts Receivable and (b) fifty (50%) percent of Borrower’s Qualified Inventory.

7.                                      Borrower and Guarantor hereby ratify and affirm all of the terms, conditions and provisions of the Line of Credit Agreement, the Note, and all other documents executed and delivered by Borrower or Guarantor in connection with the Loan, to the extent the same are not otherwise expressly modified herein. It is expressly agreed and understood that except as expressly provided in this Agreement, the terms, conditions and provisions set forth in the Line of Credit Agreement, the Note, and all other documents executed and delivered by Borrower or Guarantor in connection with the Loan shall remain in full force and effect in accordance with their respective terms, conditions and provisions. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed to:

(i)                                    impair the validity, perfection or priority of any lien or security interest securing the Loan;

(ii)                                waive or impair any rights, powers or remedies of Bank under the Line of Credit Agreement, the Note, and all other documents executed and delivered by Borrower or Guarantor in connection with the Loan with respect to any defaults thereunder which may occur;

(iii)                            require Bank to hereafter amend or modify the terms of the Line of Credit Agreement, the Note, or any other documents executed and delivered by Borrower or Guarantor in connection with the Loan; or

(iv)                               make any other loan or other extension of credit to Borrower or Guarantor.

In the event of any inconsistency between the terms of this Agreement and the Line of Credit Agreement, this Agreement shall govern. Borrower and Guarantor each acknowledge that it has consulted with counsel in connection with the negotiation and delivery of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring that it be construed against the party causing this Agreement or any part of this Agreement to be drafted.

8.                                      Borrower and Guarantor hereby acknowledge and agree that no setoff or counterclaim to Borrower’s and Guarantor’s obligations evidenced by the Line of Credit Agreement, the Note, and all other documents executed and delivered by Borrower or Guarantor in connection with the Loan exists, and no agreement has been made with any person under which any deduction or discount may be claimed, that to the best of Borrower’s and Guarantor’s knowledge, information and belief, no Event of Default (as defined in the Line of Credit Agreement) has occurred which is continuing and no event has occurred which with the passage of time or the giving of notice or both, could become an Event of Default under the Line of Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

BANK:
FIRST KEYSTONE BANK

	BY:	/s/ Robert Latshaw

BORROWER:
SPITZ, INC., A Delaware Corporation

/s/ Vera L. Camillo	BY:	/s/ Jonathan Shaw
Witness

/s/ Vera L. Camillo	ATTEST:	/s/ Paul L. Dailey
Witness

[Corporate Seal]

GUARANTOR:
EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah Corporation

/s/ Carol Young	BY:	/s/ David Bateman
Witness

/s/ Carol Young	ATTEST:	/s/ Lance Sessions
Witness

[Corporate Seal]